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                                  EXHIBIT 4

                     AGREEMENT AND PLAN OF REORGANIZATION


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                     AGREEMENT AND PLAN OF REORGANIZATION

    This Agreement and Plan of Reorganization (this "AGREEMENT") is made and entered into as of the 31st day of October, 1996, by and between FIRST SECURITY BANK, N.A., a national banking association ("FSB"), FIRST SECURITY INTERIM BANK, N.A., an interim national banking association to be organized under the laws of the United States ("FSC SUB"), and FIRST SECURITY CORPORATION, a Delaware corporation ("FSC").

                                  RECITALS

     A. FSB is a national banking association organized under the laws of the United States, having authorized capital stock of 4,000,000 shares of common stock, par value Twenty Five Dollars ($25.00) per share ("FSB COMMON STOCK"), of which, as of September 30, 1996, there were 2,370,786 shares issued and outstanding.

     B. FSC is a qualified multi-bank holding company and owns in excess of 99.9% of the issued and outstanding shares of FSB Common Stock.

     C. FSC Sub will be a national banking association organized by FSC under the laws of the United States and FSC shall own all of the issued and outstanding capital stock of FSC Sub.

     D. The parties acknowledge that FSC is in the process of consolidating all of its banking subsidiaries into FSB. First Security Bank of Idaho, N.A., a wholly-owned subsidiary of FSC, was the first such subsidiary to be merged with and into FSB, with FSB as the surviving national banking association, effective as of June 21, 1996, and the Boards of Directors of each of FSB and First Security Bank of Oregon, an Oregon savings bank ("FSBO") and a wholly-owned subsidiary of FSC, have approved the merger of FSBO with and into FSB, with FSB as the surviving association.

     E. The Board of Directors of FSB and the Executive Committee of FSC desire that FSC Sub be merged with and into FSB, with FSB to be the surviving association of the merger.

     F. The purpose of such merger is to convert the minority shareholders of FSB, who collectively hold less than .04% of the outstanding shares of FSB, into shareholders of FSC, which conversion will eliminate considerable burden and cost in the performance by FSB of its regular business activities and will be consistent with the consolidation of all banking subsidiaries into a single, wholly-owned subsidiary.

     G. The Board of Directors of FSB and the Executive Committee of FSC, each by resolutions duly adopted pursuant to the authority given by and in accordance with the laws governing them, have approved this Agreement and authorized the execution hereof.

                                  AGREEMENT

     In consideration of the recitals listed above, and of the terms and mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto covenant and agree, subject to the satisfaction or waiver of the conditions contained herein, that FSC Sub shall be merged with and into FSB, in accordance with the laws of the United States, and do hereby agree, prescribe and set

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forth the terms and conditions of such merger (the "MERGER"), and the mode of carrying the same into effect, as follows:

     1. ORGANIZATION OF FSC SUB. In the event FSC Sub is not an existing corporation on the date of execution of this Agreement, FSC covenants and agrees to diligently take any and all actions necessary and proper to effect the due incorporation and organization of FSC Sub as an interim national banking association under the laws of the United States. The authorized number of shares of capital stock of FSC Sub shall be 1,000 shares having a par value of Twenty-Five Dollars ($25.00) per share ("FSC SUB COMMON STOCK"). FSC and its officers shall undertake each and every additional action reasonable and proper to effectuate the organization of FSC Sub provided hereby so as to enable FSC Sub to merge with Bank as contemplated hereby. Inasmuch as FSC Sub is being formed for the sole purpose of participating in the Merger, FSC Sub shall not undertake or perform any business or receive or hold any assets (other than FSC Common Stock) during its existence.

     2. THE MERGER, THE SURVIVING CORPORATION AND THE EFFECTIVE DATE. FSC Sub shall be merged with and into FSB to form a single national banking association on the Effective Date (as defined below) of the Merger and FSB shall continue in existence as the banking association surviving the Merger. FSB shall continue to be governed by the laws of the United States and to conduct the business of a bank at its main office located in Ogden, Utah, and at all legally established branches. The "EFFECTIVE DATE" of the Merger shall be the date established by Office of the Comptroller of the Currency under its regulations and procedures. Appropriate instruments will be filed with the Utah Department of Financial Institutions as applicable.

     3.  PLAN OF MERGER.  The Plan of Merger is as follows:

         3.1. ARTICLES OF ASSOCIATION AND BYLAWS OF THE SURVIVING ASSOCIATION. FSB, as the surviving association, shall continue to use the Articles of Association and Bylaws of FSB as in effect immediately prior to the Effective Date of the Merger. Said Articles of Association and Bylaws shall continue in effect as the Articles of Association and Bylaws of FSB unless and until amended or repealed in the manner provided by law and by said Articles of Association and Bylaws.

         3.2. BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Board of Directors and the officers of FSB as of the Effective Date of the Merger shall be those persons who are identified as directors and officers of FSB in Schedule A attached hereto and incorporated herein, and such persons shall continue to hold office until their successors are duly elected and qualified.

         3.3. TREATMENT OF FSB SHARES. At the Effective Date of the Merger, the issued and outstanding shares of FSB Common Stock held by FSC shall retain their present rights and shall be unchanged by the Merger. Each other share of FSB Common Stock which is outstanding immediately prior to the Effective Date, other than shares as to which dissenters' rights are perfected, and all rights in respect thereof, shall be converted, IPSO FACTO, and without any action on the part of the holder thereof, into the right to receive 36.876 shares of FSC Common Stock.

         3.4. SHARES OF FSC SUB. Each share of FSC Sub Common Stock shall, at the Effective Time of the Merger, be cancelled.

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         3.5.  SURRENDER OF CERTIFICATES.  After the Effective Date, each holder of shares of FSB Common Stock outstanding immediately prior to the Effective
Date (other than shares held by FSC or shares as to which dissenters' rights have been perfected) shall, upon surrender for cancellation of a certificate or certificates representing such shares to FSB or its agent designated for such purpose, be entitled to receive a certificate or certificates representing the number of shares of FSC Common Stock into which such shares of FSB Common Stock shall have been converted pursuant to the provisions set forth herein. Until so surrendered, the certificates which prior to the Merger represented shares of FSB Common Stock shall be deemed for all corporate purposes to evidence ownership of the shares of FSC Common Stock into which such shares of FSB Common Stock shall have been converted; provided, however, that no dividends with respect to shares of FSB Common Stock shall be paid until the holder shall have surrendered such certificates, at which time the holder shall be paid the amount of dividends, if any, without interest, which shall theretofore have become payable with respect to the shares of FSC Common Stock into which such shares of FSB Common Stock shall have been converted.

         No fractional shares of FSC Common Stock shall be issued in or as a result of the Merger. In lieu of any such fractional shares, as a mere mechanical rounding off for accounting purposes, each holder of shares of FSB Common Stock who would otherwise have been entitled to a fraction of a share of FSC Common Stock upon surrender of stock certificates as provided in this
Section 3.5 will, upon such surrender, be paid an amount of cash (without interest) determined by multiplying (a) the average of the daily closing prices of a share of FSC Common Stock as reported on the NASDAQ Market during the period of five (5) consecutive trading days ending at the end of the third trading day immediately preceding the Effective Date, by (b) the fractional share interest in FSC Common Stock to which the holder would otherwise be entitled.

         3.6. TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date of the Merger, FSC Sub and FSB shall become one association, which shall be FSB, the surviving association, and the separate existence of FSC Sub shall cease, except insofar as continued by statute. FSB shall possess all the rights, privileges, powers, franchises and immunities, of a public as well as of a private nature, and be subject to all of the restrictions, disabilities and duties, of each of FSC Sub and FSB. All property, real, personal and mixed, of each of FSC Sub and FSB, and all debts due on whatever account to each of them, including subscriptions, if any, for shares, and all other things in action belonging to each of FSC Sub and FSB, shall be taken and be deemed to be transferred to and vested in, or shall continue to be vested in, FSB, without further act or deed. FSB shall thenceforth be responsible for all liabilities and obligations of FSC Sub and FSB in the same manner as if FSB had itself incurred such liabilities and obligations. The liabilities of FSC Sub and FSB and of their shareholders, directors and officers, the rights of creditors or of any other persons dealing with FSC Sub or FSB, and any liens upon the property of FSC Sub or FSB (limited to the property subject thereto immediately prior to the Effective Date of the Merger) shall not be affected or impaired by the Merger. Any claim existing or action or proceeding pending by or against either FSC Sub or FSB may be prosecuted to judgment as if the Merger had not taken place, or FSB may be proceeded against or be substituted in its place.

         The parties hereto agree that from time to time and as and when requested by FSB, or by its successors or assigns, and to the extent permitted by law, the former officers and directors of FSC Sub and the officers and directors of FSB are fully authorized, in the name of FSC Sub or otherwise, to execute and deliver all such deeds, assignments, confirmations, assurances and other instruments and to take or cause to be taken all such further action as FSB may deem

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necessary or desirable in order to vest, perfect, confirm in or assure FSB title to and possession of all of said property, rights, privileges, powers, franchises and immunities and otherwise to carry out the intent and purposes of this Agreement.

         3.7. TAX CONSEQUENCES. It is the intention of the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "CODE"), and that this Agreement shall constitute a "PLAN OF REORGANIZATION" for purposes of Section 368 of the Code. The parties believe that the Merger will qualify in substance to be treated as a tax-free reorganization under Code Section 368(a)(1)(B).

     4.  REPRESENTATIONS.

         4.1. REPRESENTATIONS AND WARRANTIES OF FSC AND FSC SUB. FSC, for itself and on behalf of FSC Sub, represents, warrants, covenants and agrees that: (i) FSC is duly organized and validly existing in good standing under the laws of Delaware and that FSC Sub shall be organized as an interim national bank and shall be duly organized and in good standing under the laws of the United States prior to the Merger; (ii) it has all right, power and authority to conduct its business as now being conducted; (iii) this Agreement has been duly authorized by the Executive Committee of FSC and will have been approved by the Board of Directors of FSC Sub prior to the Merger; and (iv) FSC will own, upon organization, all of the outstanding shares of capital stock of FSC Sub and will vote these shares in favor of the Merger.

         4.2. REPRESENTATIONS AND WARRANTIES OF FSB. FSB represents, warrants, covenants and agrees that: (i) FSB is a national bank, duly organized and in good standing under the laws of the United States, and has all right, power and authority to conduct its business; and (ii) this Agreement has been duly authorized by its Board of Directors.

     5.  CORPORATE APPROVAL.

         5.1. SHAREHOLDER APPROVALS. The Merger contemplated hereby will be submitted for approval by the shareholders of FSB and FSC Sub in accordance with applicable statutes and regulations. FSC owns in excess of 99.9% of the outstanding shares of FSB and will vote the shares of FSB in favor of the Merger. FSC will own all of the shares of FSC Sub and will vote the shares of FSC Sub in favor of the Merger.

     6.  CONDITIONS TO CLOSING.

         6.1. ORGANIZATION OF FSC SUB. FSC Sub shall have been duly organized under the laws of the United States.

         6.2. REGULATORY APPROVALS AND FILINGS. The proposed Merger may not be consummated until the OCC has approved the Merger by appropriate order, and the appropriate filing requirements have been satisfied. FSB and FSC shall immediately proceed to file an application with the OCC seeking approval of the transactions contemplated hereby, a copy of which shall be submitted to the Utah Department of Financial Institutions, if applicable or if required, and FSB, FSC and FSC Sub shall otherwise comply with all other federal and state laws regulating this transaction.

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         6.3.  SHAREHOLDER APPROVAL.  Not less than two-thirds (2/3) of each of
FSC and FSC Sub shall have approved this Agreement and the Merger contemplated hereby. FSC, as the sole shareholder of FSC Sub and as the holder of in excess of 99.9% of the Common Stock of FSB, shall have approved, ratified and confirmed this Agreement.

         6.4. REGISTRATION OF SHARES. With respect to the FSC Common stock which is to be issued hereunder, FSC shall use its best efforts to cause a Registration Statement on Form S-3 or other appropriate form to be filed with the Securities and Exchange Commission (the "SEC") within one hundred twenty
(120) days of the Effective Time and shall maintain the effectiveness of such registration for a period measured by the shorter of (a) twelve (12) months from and after the effectiveness of the registration under the Securities Act of 1933, as amended (the "1933 ACT") and (b) the holding period specified in Rule 144 under the 1933 Act, as amended from time to time, for the release of all restrictions and requirements of Rule 144 (for example, as currently provided in Rule 144(b) under the 1933 Act). The Registration Statement, at the time it becomes effective and during the effectiveness period, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under the 1933 Act (the "1933 RULES"). FSC will notify the shareholders of the date of filing the Registration Statement and will provide copies of the Registration Statement as filed, together with all amendments, to the shareholders on a timely basis. Upon the effectiveness of the Registration Statement, FSC will provide the shareholders with five (5) copies of a "resale prospectus" for use in selling shares through the Registration Statement. The FSC Common Stock to be issued by FSC in connection with the Merger, as of the Effective Time, shall be duly qualified or exempted, as the case may be, under applicable federal and state Blue Sky securities laws.

         6.5. NO ACTION OR PROCEEDING. Unless waived by the parties hereto, the proposed Merger may not be consummated if there shall have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

     7. CLOSING. The parties shall cause their authorized representatives to hold a meeting (the "CLOSING") at the corporate offices of FSC, at such time and date as the parties may stipulate in writing and consistent with the satisfaction of the conditions to Closing of Section 6 hereof (the "CLOSING DATE"). At the Closing, each party shall execute and deliver to the other parties the documents and other materials necessary to satisfy any conditions precedent to the obligation of the other parties to consummate the Merger, and if all such conditions have been met or waived, then the parties shall execute such documents, if any, as may be necessary to comply with appropriate federal and state agencies.

     8.  TERMINATION.

         8.1. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Date of the Merger:

               (a) By mutual consent of the Board of Directors of FSC Sub and the Board of Directors of FSB; or

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               (b)  By either the Board of Directors of FSC Sub or the Board of
    Directors of FSB at any time after the expiration of twelve (12) months from the date hereof, if the Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

               (c) By FSB upon written notice to FSC Sub at any time if any representation or warranty of FSC Sub contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSC Sub fails to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

               (d) By FSC Sub upon written notice to FSB at any time if any representation or warranty of FSB contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSB fails to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance.

         8.2. EFFECT OF TERMINATION. In the event of the termination and abandonment hereof pursuant to the provisions of Section 8.1, this Agreement shall become void and have no force or effect. Such termination shall not relieve any party of liability for any default prior to such termination.

     9.  MISCELLANEOUS.

         9.1. NOTICES. Any notices or other communication required or permitted hereunder shall be sufficiently given if made by personal delivery, by confirmed air courier or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to FSB:

              First Security Bank, N.A.
              79 So. Main Street
              Salt Lake City, Utah  84145
              Attn:  Scott Nelson, Chairman

    With a copy to:

              First Security Corporation
              79 So. Main Street
              Salt Lake City, Utah  84145
              Attn:  Brad D. Hardy, Esq., Executive
                 Vice President and General Counsel

    With a copy to:
              Sylvia I. Iannucci, Esq.
              Ray, Quinney & Nebeker
              79 South Main Street
              P.O. Box 45385


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              Salt Lake City, Utah  84145-0385

    If to FSC or FSC Sub:

              First Security Corporation
              79 So. Main Street
              Salt Lake City, Utah  84145
              Attn:  Brad D. Hardy, Esq., Executive
                 Vice President and General Counsel

    With a copy to:

              Sylvia I. Iannucci, Esq.
              Ray, Quinney & Nebeker
              79 South Main Street
              P.O. Box 45385
              Salt Lake City, Utah  84145-0385

or to such other addresses as shall be furnished in writing by any party. If sent by air courier, or by certified or registered mail, such notice or communication shall be deemed to have been given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier or the United State Post Office.

         9.2. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Agreement may not be assigned except with the prior written consent of the other parties hereto.

         9.3. ENTIRE AGREEMENT. This instrument contains the entire Agreement between the parties with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and writings and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

         9.4. HEADINGS. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         9.5. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts and each shall be considered an original and together they shall constitute one agreement.

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date above recited.

                                       FIRST SECURITY CORPORATION

                                       By:      /s/  Spencer F. Eccles
                                          ----------------------------------
                                              Spencer F. Eccles, Chairman
                                              and Chief Executive Officer


                                       FIRST SECURITY BANK, N.A.

                                       By:      /s/  L. Scott Nelson
                                          ----------------------------------
                                              L. Scott Nelson, Chairman



                                       FIRST SECURITY INTERIM SUB, N.A.

                                       By:  FIRST SECURITY CORPORATION

                                       By:      /s/ Spencer F. Eccles
                                          -----------------------------------
                                             Spencer F. Eccles, Chairman
                                             and Chief Executive Officer